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Exhibit 10.35

EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFITS AGREEMENT

    This EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the "Agreement") is entered into as of the       day of            , 2001 (the "Effective Date"), between              ("Executive") and ONYX PHARMACEUTICALS, INC. (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.

    The Company and Executive hereby agree as follows:

ARTICLE 1
SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

    1.1  Executive is currently employed by the Company.

    1.2  The Company and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive in the event of a Change in Control or upon certain terminations of employment occurring within thirteen (13) months following a Change in Control (each a "Covered Termination").

    1.3  The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company, and, with respect to the benefits described in Article 2, Executive's execution of a release in accordance with Section 3.1.

    1.4  This Agreement shall supersede any other policy, plan, program or arrangement, including, without limitation, a contract between Executive and any entity, relating to severance benefits payable by the Company to the Executive.

ARTICLE 2
CHANGE IN CONTROL BENEFITS AND SEVERANCE BENEFITS

    2.1  Change in Control Benefits.  A Change in Control shall entitle Executive to receive the benefits provided in Article 2.7 with respect to a Change in Control.

    2.2  Severance Benefits.  If Executive's employment terminates due to an Involuntary Termination Without Cause or a Constructive Termination within thirteen (13) months following the effective date of a Change in Control, such termination of employment will be deemed a Covered Termination. A Covered Termination shall entitle Executive to receive the following benefits set forth in Sections 2.3, 2.4, 2.5, 2.6 and 2.7.

    2.3  Salary Continuation.  Executive shall continue to receive Base Salary for [nine (9)] [eighteen (18)] months following a Covered Termination. Such amount shall be paid in a lump sum and shall be subject to all required tax withholding.

    2.4  Continued Health Insurance Benefits.  Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the portion of premiums of Executive's group medical, dental and vision coverage, including coverage for Executive's eligible dependents, that the Company paid prior to the Covered Termination. The number of months of such premium payments shall equal the number of months of salary continuation payments pursuant to Section 2.3 above, but in no event shall such premium payments be made for a period exceeding [nine (9)/eighteen (18)] months or be made following the effective date of

Executive's coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

    No provision of this Agreement shall affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable insurance premiums during the period of salary continuation shall be credited as a payment by Executive for purposes of Executive's payment required under COBRA. Therefore, the period during which Executive must elect to continue the Company's group medical coverage at Executive's own expense under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations of Executive under COBRA (except the obligation to pay insurance premiums that the Company pays during the period of salary continuation) shall be applied in the same manner that such rules would apply in the absence of this Agreement. At the conclusion of the period of salary continuation during which the Company will pay a portion of the premiums for Executive's group medical, dental and vision coverage, Executive shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period. For purposes of this Section 2.4, applicable premiums that will be paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

    2.5  Continued Life Insurance Benefit.  The Company shall pay the portion of the premiums of Executive's group life insurance coverage that the Company paid prior to the Covered Termination. The number of months of such premium payments shall be equal to the number of months of salary continuation payments pursuant to Section 2.3 above, but in no event shall such premium payments be made for a period exceeding [nine (9)/eighteen (18)] months or be made following the effective date of Executive's coverage by a life insurance plan or policy of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a life insurance plan or policy of a subsequent employer.

    2.6  Outplacement Services.  On behalf of Executive, the Company shall pay for outplacement services for one year with an outplacement service provider selected by the Company; provided, however, that the total cost to the Company of such outplacement services shall not exceed [fifteen thousand dollars ($15,000)/twenty five thousand dollars ($25,000)].

    2.7  Acceleration of Vesting.  Effective as of the date of the Change in Control, the vesting and exercisability of fifty percent (50%) of the options to purchase the Company's Common Stock (or other stock awards granted by the Company) that are held by Executive on such date shall be accelerated in full, and such options shall be exercisable by Executive for twelve (12) months following any subsequent termination of Executive's employment but in case beyond the relevant expiration dates of such options. Such acceleration shall occur on a pro rata basis with respect to all outstanding stock awards, such that the accelerated vesting percentage of shares that would otherwise vest at future vesting dates shall become immediately vested. Effective as of the date of a Covered Termination, the vesting and exercisability of all options to purchase the Company's Common Stock (or other stock awards granted by the Company) that are held by Executive on such date shall be accelerated in full, and such options shall be exercisable by Executive for twelve (12) months following such date. Notwithstanding the preceding provisions of this Section 2.7, if a Change in Control transaction is to be accounted for under the "pooling of interests" accounting method pursuant to generally accepted accounting principles, and the acceleration of the vesting and exercisability of Executive's options (or other stock awards), as provided for under this Section 2.7 with respect to such Change in Control transaction, would cause such Change in Control transaction to become ineligible to be accounted for as a "pooling of interests" transaction, then such acceleration shall not occur.

    2.8  Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination.

ARTICLE 3
LIMITATIONS AND CONDITIONS ON BENEFITS

    3.1  Release Prior to Payment of Benefits.  Upon the occurrence of a Change in Control or a Covered Termination, and prior to the provision or payment of any benefits under this Agreement on account of such Change in Control or Covered Termination, Executive shall execute a release in the form attached hereto and incorporated herein as, with respect to a Change in Control, Exhibit A and, with respect to a Covered Termination, Exhibit B[, Exhibit C and Exhibit D], as applicable (each a "Release"). Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, no benefits shall be provided or payable under this Agreement pursuant to the Change in Control or Covered Termination, whichever is applicable. It is further understood that if Executive is age 40 or older at the time of a Covered Termination, Executive may revoke the applicable Release within seven (7) calendar days after its execution. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Covered Termination.

    3.2  Parachute Payments.  If any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of employee benefits; cancellation of accelerated vesting of stock awards; reduction of cash payments. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of Executive's stock awards unless Executive elects in writing a different order for cancellation.

    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

    For purposes of illustrating the intended operation of this Section 3.2, the following examples are provided:

    Example 1:  Assume Executive's base amount calculated in accordance with Question and Answer 34 of Proposed Treasury Regulation Section 1.280G-1 is $300,000. Assume further that upon a Covered Termination, Executive would receive $5,000 in health insurance benefits, $225,000 in severance payments, and $674,000 in stock option acceleration valued in accordance with Question and Answer 24 of Proposed Treasury Regulation Section 1.280G-1. Assume further that Executive has a marginal income tax rate of 50%. In this example, Executive's benefits payable pursuant to this Agreement have a value, for purposes of the 20% excise tax under Section 4999 of the Code, of $904,000. Because $904,000 equals or exceeds three times Executive's base amount of $900,000, Executive is subject to the 20% excise tax under Section 4999 of the Code. In the absence of Section 3.2 of this Agreement, upon receipt of the benefits described above, Executive would pay income tax on the severance payment equal to $112,500 (50% × $225,000) and excise tax of $120,800 (20% × ($904,000 - $300,000)). (The excise tax is paid on the excess of the value of payments and benefits triggered by the change in control less the Executive's base amount.) However, if effect were given to Section 3.2 of this Agreement, Executive's benefit would be cut back to provide Executive with greater after tax benefits as follows: Instead of receiving $5,000 in health insurance benefits, Executive would receive $999 in health insurance benefits. As a result of the reduction in health insurance benefits, Executive's benefits payable pursuant to this Agreement would have a value for excise tax purposes of $899,999, which would not equal or exceed three times Executive's base amount and Executive would not be subject to the 20% excise tax. In this example, the $4,001 cut back of health insurance benefits payable to Executive saved $120,800 in excise tax.

    Example 2:  Assume the same facts as in Example 1, but the value of the severance payments due Executive is $700,000 instead of $225,000. In this example, Executive's benefits payable pursuant to this Agreement are valued for excise tax purposes at $1,379,000. Because $1,379,000 equals or exceeds three times Executive's base amount of $900,000, Executive is subject to the 20% excise tax of $215,800 (20% × ($1,379,000 - $300,000)). If Executive's benefits were cut back, Executive would avoid the $215,800 excise tax, but he would also forfeit $5,000 in health insurance benefits and $474,001 in severance payments. Pursuant to Section 3.2 of this Agreement, Executive would receive all of the benefits payable under this Agreement and pay the excise tax because that will put him in a better after tax position.

    3.3  Certain Reductions and Offsets.  To the extent that any federal, state or local laws, including, without limitation, so-called "plant closing" laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive's involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive's involuntary termination of employment for the foregoing reasons, and the parties shall so construe and enforce the terms of the Agreement.

ARTICLE 4
OTHER RIGHTS AND BENEFITS

    Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Section 1.4 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

ARTICLE 5
DEFINITIONS

    For purposes of the Agreement, the following terms are defined as follows:

    5.1  "Base Salary" means Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of the Change in Control or as increased thereafter.

    5.2  "Board" means the Board of Directors of the Company.

    5.3  "Change in Control" means one or more of the following events:

      (a) There is consummated a sale or other disposition of all or substantially of assets of the Company (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale).

      (b) Any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction.

      (c) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction.

    5.4  "Company" means Onyx Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

    5.5  "Constructive Termination" means that Executive voluntarily terminates employment after one of the following is undertaken without Executive's express written consent:

      (a) the assignment to Executive of duties or responsibilities that results in a material diminution in Executive's function as in effect immediately prior to the effective date of the Change in Control;

      (b) a reduction in Executive's Base Salary, unless the reduction is made pursuant to an across-the-board reduction of the base salaries of all executive officers of the Company of no more than ten percent (10%);

      (c) a change in Executive's business location of more than fifteen (15) miles from the business location immediately prior to the effective date of the Change in Control;

      (d) a material breach by the Company of any provision of this Agreement; or

      (e) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company, such assumption to be effective no later than the effective date of a Change in Control.

    5.6  "Covered Termination" means an Involuntary Termination Without Cause or a Constructive Termination, either of which occurs within thirteen (13) months following the effective date of a Change in Control.

    5.7  "Involuntary Termination Without Cause" means Executive's dismissal or discharge for reasons other than Cause. For this purpose, "Cause" means that, in the reasonable determination of the Company, Executive (i) has committed an intentional act or acted with gross negligence that has materially injured the business of the Company; (ii) has intentionally refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports; (iii) has willfully and habitually neglected Executive's duties for the Company; or (iv) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (ii) or (iii) unless the conduct described in such clause has not been cured within fifteen (15) days following Executive's receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

ARTICLE 6
GENERAL PROVISIONS

    6.1  Employment Status.  This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company's policies regarding termination of employment.

    6.2  Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

    6.3  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

    6.4  Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

    6.5  Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in the San Francisco Bay Area through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS employment law arbitration rules. However, nothing in this Section 6.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

    6.6  Complete Agreement.  This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

    6.7  Amendment or Termination of Agreement; Continuation of Agreement.  This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, the Executive continues to be employed by the surviving entity without a Covered Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Covered Termination, then Executive shall receive the benefits described in Section 2 hereof.

    6.8  Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

    6.9  Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

    6.10  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

    6.11  Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

    6.12  Non-Publication.  The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

    6.13  Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

ONYX PHARMACEUTICALS, INC.	[EXECUTIVE]

By:

Name:
Title:

Exhibit A:	Release (Change in Control)
Exhibit B:	Release (Individual Termination—Age 40 or Older)
Exhibit C:	Release (Individual and Group Termination—Under Age 40)
Exhibit D:	Release (Group Termination—Age 40 or Older)

EXHIBIT A
RELEASE
(CHANGE IN CONTROL)

    Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

    I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

    I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

    Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

    I also acknowledge that I am knowingly and voluntarily waiving and releasing any right I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier).

[EXECUTIVE]

Date:

EXHIBIT B
RELEASE
(INDIVIDUAL TERMINATION—AGE 40 OR OLDER)

    Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

    I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

    I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

    Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

[EXECUTIVE]

Date:

EXHIBIT C
RELEASE
(INDIVIDUAL AND GROUP TERMINATION—UNDER AGE 40)

    Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

    I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

    I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

    Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

    I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier).

[EXECUTIVE]

Date:

EXHIBIT D
RELEASE
(GROUP TERMINATION—AGE 40 OR OLDER)

    Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

    I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

    I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

    Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

[EXECUTIVE]

Date:

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  Exhibit 10.35